LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (together with any amendments, restatements or other modifications, this “Loan Agreement”) dated effective as of March 7, 2007, is by and between NNN VF FOUR RESOURCE SQUARE, LLC, a Delaware limited liability company (“Borrower”), and RAIT PARTNERSHIP, L.P., a Delaware limited partnership (together with its successors and assigns, “Lender”).

BACKGROUND

A. Borrower is the holder of the fee simple interest in certain real property commonly known as Four Resource Square and situated in the City of Charlotte, County of Mecklenburg, State of North Carolina, as more fully described on Exhibit A attached hereto and made a part hereof (the “Land”), together with all of Borrower’s right, title and interest, if any, in and to all rights, privileges, easements, and interests appurtenant thereto, tunnel rights, vault rights, overhead walkway rights, adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate, and further together with all improvements located on the Land (the “Improvements”), including without limitation, a certain office building consisting of approximately 151,849 square feet and having an address of 10735 David Taylor Drive, Charlotte, North Carolina, 28262 (all of the foregoing interests being sometimes referred to herein collectively as the “Property”).

B. Borrower has requested that Lender make a loan (the “Loan”) to Borrower up to the original principal amount of TWENTY THREE MILLION AND 00/100 DOLLARS ($23,000,000.00). Lender has agreed to make the Loan to Borrower, subject to the terms, conditions and covenants set forth in this Loan Agreement and in other documents, instruments and agreements to be entered into in connection with the Loan.

C. NNN 2003 Value Fund, LLC, a Delaware limited liability company (“Guarantor”) directly or indirectly owns one hundred percent (100%) of the legal and beneficial equity in Borrower.

NOW, THEREFORE, based upon the foregoing background, which the parties agree to be true and correct, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The Loan.

(a) Loan Amount. Provided that all conditions precedent set forth herein have been satisfied to Lender’s reasonable satisfaction, Lender will lend to Borrower the sum of Twenty Three Million and 00/100 Dollars ($23,000,000.00) (the “Loan Amount”) at the closing of the Loan (“Closing”). The Loan will be evidenced by a promissory note of even date herewith (together with any amendments, restatements or other modifications, the “Note and will be disbursed by Lender in the following manner:

(i) Initial Funding. At the Closing, Lender shall disburse up to the principal amount of Twenty One Million One Hundred Fifty Thousand and 00/100 Dollars ($21,150,000.00) for the purpose of (A) acquiring the Property, (B) funding the Debt Service Reserve (as defined in Section 5(a)), (C) funding such other reserves as identified in Section 5 hereof, and (D) funding such other soft costs associated with the Property (the “Initial Funding”).

(ii) Tenant Improvements/Leasing Commissions. Subsequent to Closing, and upon satisfaction of the conditions to advance as set forth on Schedule 1(a)(ii), Lender shall make advances of up to the principal amount of One Million Eight Hundred Fifty Thousand and 00/100 Dollars ($1,850,000.00) (the “TI/LC Portion of the Loan”) in the aggregate (each a “TI/LC Advance” and collectively, the “TI/LC Advances”) to fund tenant improvements (“Tenant Improvements”) and leasing commissions (“Leasing Commissions”) for the Property. No Interest (as hereinafter defined) shall accrue or be due on the TI/LC Portion of the Loan except and until such time as the TI/LC Portion of the Loan, or any portion thereof, is disbursed by Lender, at which time Interest shall accrue and be due on each such TI/LC Advance, in addition to any other amounts due and outstanding under the Loan Documents, pursuant to the terms hereof.

(b) Interest Rate. The unpaid principal balance of the Loan will accrue interest (“Interest”) at an interest rate (the “Interest Rate”) equal to the greater of (i) seven and one quarter percent (7.25%) per annum; or (ii) the percent per annum equal to the LIBOR Rate (as hereinafter defined) plus 230 basis points (the “Spread”, as the same may be reduced pursuant to Section 1(e)(i) below). Lender shall determine the LIBOR Rate as in effect from time to time, and each such determination of the LIBOR Rate shall be conclusive and binding absent manifest error. For purposes hereof, “LIBOR Rate” means the Thirty Day London Interbank Offered Rate, LIBOR (the “Index”). LIBOR is a standard financial index used in the US Capital Markets as published and shown by the British Bankers’ Association on its website, which can be found at www.bba.org.uk. The Interest Rate is subject to change from time to time based on changes in the Index. The Index is not necessarily the lowest rate charged by Lender on its loans. Borrower understands that Lender may make loans based on other rates as well. If the Index becomes unavailable during the term of this Loan, Lender may designate a substitute index that will result in a comparable Interest Rate after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The Interest Rate change will not occur more often than each month. The Interest Rate change will occur on the first day of each calendar month, based on the Index rate for that date as published and shown on the above-referenced website.

(c) Payments.

(i) Interim Interest. On the date of Closing, Borrower will pay to Lender interest in an amount equal to the Initial Funding multiplied by the Interest Rate with the resulting product then multiplied by a fraction whose numerator is for the number of days from and including the date of Closing through the last calendar day of the month of Closing and whose denominator is 360.

(ii) Interest Payments. On the first day of each calendar month beginning in the second calendar month after the date of Closing (each, a “Payment Date”), Borrower will make payments in arrears to Lender (each, an “Interest Payment” and collectively, the “Interest Payments”) equal to the outstanding principal amount of the Loan multiplied by the Interest Rate with the resulting product then multiplied by a fraction whose numerator is the actual number of days elapsed in the immediately preceding period and whose denominator is 360.

(iii) Additional Interest. Borrower shall pay additional interest to Lender in an amount equal to 1.50 % of the Loan Amount on the date of Closing (“Additional Interest”). Payment of Additional Interest shall not in any way reduce, modify or limit the amount of Interest or accrued Interest otherwise payable hereunder.

(d) Principal Maturity. The outstanding balance of the Loan, including all accrued Interest and any and all amounts owing or to be owing by Borrower or any obligor under the Loan Documents now or hereafter arising (collectively, the “Debt”), except for Additional Interest which shall be due as set forth above, will be due on March      , 2010 (the “Maturity Date”), unless and until Borrower exercises the Extension Option described in Section 1(f) hereof, in which case the final day of the extended term shall be the “Maturity Date.”

(e) Prepayment.

(i) Voluntary Prepayment. Except as otherwise expressly set forth herein, the Loan may not be prepaid, in whole or in part, prior to the date that is one year from the date hereof (“Lockout Date”). At any time on or after the Lockout Date, Borrower may prepay the Loan, in whole but not in part (except as otherwise set forth in Section 1(f) below), without prepayment premium or fee, at any time, upon not less than forty-five (45) days’ prior written notice to Lender, and subject to the payment of any accrued interest and fees. Notwithstanding the foregoing, Borrower may prepay the Loan in an amount not less than $2,000,000.00 but not greater than $3,500,000.00 (a “Partial Prepayment”) prior to the Lockout Date, without prepayment premium or fee, upon not less than forty-five (45) days’ prior written notice to Lender, and subject to the payment of any accrued interest and fees. Upon a Partial Prepayment, the Spread (as defined in Section 1(b) above) shall be reduced by 30 basis points to equal 200 basis points.

(ii) Mandatory Prepayment upon Acceleration. If, prior to the Maturity Date, the balance of the Debt shall become due and owing as a result of acceleration following the occurrence of any Event of Default or otherwise, Borrower shall immediately pay the Loan and any interest that would have accrued on the Loan through the next Payment Date.

(iii) Prepayments From Casualty and Condemnation Net Proceeds. Partial prepayments of the Loan shall not be permitted, except for partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds to reduce the outstanding principal balance of the Note as provided in Section 14. Any such partial prepayment made pursuant to this Section 1(e)(iii) shall be without prepayment premium or fee.

(f) Extension. Borrower shall have one (1) option to extend the Maturity Date for a period of twelve (12) months (the “Extension Option”). Borrower shall be entitled to exercise the Extension Option by providing Lender with written notice of its election to exercise the Extension Option (the “Extension Option Request”) no earlier than ninety (90) days and no later than forty-five (45) days prior to the original Maturity Date (as set forth in Section 1(d)), and provided that prior to the exercise of such Extension Option (i) no Event of Default has occurred and is continuing and no condition exists that with the passage of time or giving of notice would result in an Event of Default, (ii) Borrower pays to Lender a fee (the “Extension Fee”) equal to 0.50% of the Loan Amount computed as of the Extended Term Commencement Date (as defined below), and (iii) the Debt Service Coverage Ratio (as defined hereafter) for the Property is at least equal to 1.15:1.00 on the original Maturity Date (as set forth in Section 1(d)). In the event that any of the conditions set forth in this Section 1(f) are not satisfied, then Borrower shall be deemed to have irrevocably waived its right to exercise the Extension Option. Upon Borrower’s exercise of the Extension Option in compliance with the terms hereof, the original Maturity Date shall be extended for a period of twelve (12) months (the “Extended Term”) and the term “Maturity Date” shall be deemed to mean the date which is four (4) years from the date hereof. The Extended Term shall commence (the “Extended Term Commencement Date”) on the day immediately following the original Maturity Date. All other terms of this Loan Agreement shall remain the same and be applicable to the Extended Term, except as expressly modified by this subsection. Notwithstanding the aforesaid, if, on the date the Lender receives the Extension Option Request, the Debt Service Coverage Ratio for the Property is less than 1.15:1.00 and (i) no Event of Default has occurred and is continuing and no condition exists that with the passage of time or giving of notice would result in an Event of Default, and (ii) Borrower pays to Lender a fee equal to 1.0% of the Loan Amount, then Lender, in its sole and absolute discretion, shall have the option (but not the obligation) to extend the term for a period of one (1) year and the term “Maturity Date” shall be deemed to mean the date which is four (4) years from the date hereof. Notwithstanding the aforesaid, if, on the date Lender receives the Extension Option Request, the Debt Service Coverage Ratio of the Property is less than 1.15:1.00, then Borrower shall have the option to make a partial prepayment of the Loan, without prepayment penalty, in an amount not to exceed the amount necessary to achieve a Debt Service Coverage Ratio of 1.15:1.00 and Borrower may extend the Maturity Date pursuant to the terms of this Section 1(f), provided that the Extension Fee owed by Borrower to Lender shall equal 0.50% multiplied by the difference of the Loan Amount less the amount of any such partial prepayment.

As used herein, the term “Debt Service Coverage Ratio” shall mean, for the 12-month period immediately preceding the date of determination, the ratio of (A) Net Cash Flow generated by the Property to (B) the total required debt service payments owed by Borrower under the Loan for such period. “Net Cash Flow” means any and all operating revenues (to be determined by annualizing the rent roll from the Property) from the Property, less Operating Expenses. As used herein, the term “Operating Expenses” shall mean normalized trailing 12 month property expenses (as such may be reasonably determined by Lender), exclusive of actual expenditures or reserves as it relates to tenant improvements, leasing commissions and capital improvements.

2. Collateral. The Debt, the full and prompt payment and performance of all of the provisions, agreements, covenants and obligations herein contained and contained in the other Loan Documents, any and all additional advances made by Lender to protect or preserve the collateral for the Loan or for any other purpose provided herein or in any of the other Loan Documents and any and all other indebtedness now owing or which may hereafter be owing by Borrower to Lender will be secured or guarantied, as applicable, by:

(a) a first priority Deed of Trust, Security Agreement and Fixture Filing creating a title insured first priority lien on the Property in favor of Lender (the “Deed of Trust”);

(b) a first priority Assignment of Rents and Leases on the Property in favor of Lender (the “Assignment of Rents”);

(c) an Assignment of Contracts, Permits and Approvals in favor of Lender (the “Assignment of Permits”);

(d) a pledge from Guarantor of 100% of its legal and beneficial equity in Borrower with irrevocable proxy and acknowledged by Borrower, as issuer (the “Pledge Agreement”);

(e) a security interest in the Cash Management Account (as defined in Section 4(a) hereof);

(f) a collateral assignment (the “Management Assignment”) of that certain Management Agreement by and between Borrower and Triple Net Properties Realty, Inc., a California corporation (the “Property Manager”), dated February 15, 2007 (the “Property Management Agreement”);

(g) a guaranty (the “Guaranty ”) from Guarantor of the Recourse Obligations of Borrower;

(h) an indemnification from Borrower and Guarantor against losses arising out of or in any way relating to any Hazardous Substances (as defined therein) or violation of Environmental Laws (as defined therein) (the “Environmental Indemnification”);

(i) such financing statements (the “Financing Statements”) as may be necessary to perfect Lender’s security interest in the collateral; and

(j) a post-closing compliance agreement executed in favor of Lender (the “Post-Closing Compliance Agreement”).

This Loan Agreement, the Note, the Deed of Trust, the Assignment of Rents, the Assignment of Permits, the Pledge Agreement, the Management Assignment, the Cash Management Agreement, the Guaranty, the Environmental Indemnification, the Financing Statements, the Post-Closing Compliance Agreement and any and all other documents, instruments or agreements evidencing, securing, guaranteeing or in any way relating to the Loan as any of the foregoing may be amended, restated, modified, and or replaced from time to time, being sometimes collectively referred to herein as the “Loan Documents.”

3. Conditions Precedent. Lender shall have no obligation to make the Loan unless and until each of the following is satisfied to Lender’s satisfaction at or prior to Closing:

(a) Representations and Warranties. All representations and warranties set forth in Section 7 hereof shall be true and accurate as of the date of Closing.

(b) Insurance. Borrower shall have obtained the insurance coverage listed on Schedule 3(b) hereof and shall have delivered to Lender certificates evidencing such insurance coverage in form acceptable to Lender.

(c) Intentionally Omitted.

(d) Zoning. Borrower shall provide such written evidence as Lender shall reasonably require that the Property has been zoned for purposes consistent with the current uses beyond any possibility of appeal and that there are no pending proceedings, administrative, legislative or judicial, which would in any manner adversely affect the status of the zoning of the Property or any part thereof, including, but not limited to, a Zoning & Site Requirements Summary from the Planning and Zoning Resource Corporation (the “PZR”).

(e) Title. Borrower shall deliver to Lender a signed and marked lender’s title insurance commitment, a Loan Title Pro Forma, and an Owner’s Title Pro Forma, all of the foregoing with such endorsements as Lender may require, in Lender’s favor in an amount equal to the Loan Amount, from a title insurer pre-approved by Lender, insuring the Deed of Trust dated as of the date of recording.

(f) Survey. Borrower shall provide Lender with a survey prepared by a licensed surveyor acceptable to Lender, meeting the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and showing a statement of facts as detailed in Lender’s survey requirements (the “Survey”). The Survey must be certified in accordance with Lender’s standard requirements and contain any and all such further information as may be required by Lender.

(g) Municipal Compliance. Borrower shall provide Lender with evidence that there are no violations of any applicable governmental law or regulation relating to the condition of the Property, including fire or building codes. Borrower shall provide Lender with evidence that the Property and all improvements located thereon are in compliance with all laws, ordinances and regulations, in the form of but not limited to, building permits, sewer connection permits, use permits, zoning permits, environmental permits and other instruments reasonably satisfactory to Lender and its counsel.

(h) Operating Budget. Borrower shall provide Lender with a copy of the annual operating budget for the Property for approval by Lender.

(i) Intentionally Omitted.

(j) Third Party Reports. Borrower shall deliver current engineering and environmental reports for the Property satisfactory to Lender. Lender may require further studies, at Borrower’s expense, once it receives the reports. If any of the foregoing reports are not addressed to Lender, Borrower shall provide Lender with a reliance letter from the appropriate third party contractor.

(k) Tenant Estoppels. Borrower shall deliver to Lender tenant estoppel certificates from all of the commercial tenants at the Property, that, in the aggregate, account for at least 80% of the total leased square footage at the Property. Such tenant estoppels shall contain such tenant’s certification that its lease is in full force and effect that, to the best of such tenant’s knowledge, such tenant has no claims, offsets or defenses against Borrower and any other terms reasonably required by Lender.

(l) Subordination, Non-disturbance and Attornment Agreements. Borrower shall deliver to Lender Subordination, Non-disturbance and Attornment Agreements on Lender’s standard form from all commercial tenants of the Property. Lender may record such Subordination, Non-disturbance and Attornment Agreements in the land records in the location of the Property, at Borrower’s sole cost and expense.

(m) Certified Rent Roll. Borrower shall deliver, or cause to be delivered to Lender a current rent roll of the Property, including the name of each tenant, lease commencement, lease expiration, amounts and time of rent payable, status of current tenancy, amounts and locations of all security deposits, amount of past due rent, if any, information concerning any option to renew, and any other information reasonably requested by Lender, certified by Borrower to Lender as being true, correct and complete in all material respects, to the best of Borrower’s knowledge.

(n) Leases. Borrower shall deliver or cause to be delivered to Lender copies of all leases, subleases and license agreements, together with any and all amendments thereto (collectively, the “Leases”), affecting all or any portion of the Property, certified to Lender as being true, correct and complete.

(o) Permits, Approvals. Borrower shall deliver to Lender copies of all authorizations, certificates, permits, licenses and approvals required by any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence (each, a “Governmental Authority” and collectively, the “Governmental Authorities”) for the occupancy and use of the improvements to the Property, including without limitation, building permits, sewer connection permits, use permits, zoning permits and environmental permits.

(p) Utilities, Etc. Borrower shall have furnished to Lender (by way of utility letters or otherwise) evidence establishing to the satisfaction of Lender that the Property has adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire and police protection, means of ingress and egress to and from the Property and public highways and any other required public utilities and that the Property is benefited from insured easements as may be required for any of the foregoing.

(q) Acquisition Documents. Borrower shall deliver to Lender copies of all documents evidencing or relating to the acquisition of the Property, including copies of any warranty or special warranty deed, bill of sale, assignment of leases, etc.

(r) Loan Documentation. The Loan will be made pursuant to loan documentation satisfactory to Lender in its sole discretion.

(s) Verification and Inspection. Lender shall have verified the representations and assertions of Borrower to Lender’s satisfaction, including review of the financial condition of Borrower and Guarantor.

(t) Opinion of Counsel. Lender shall have received a written opinion of counsel for Borrower, Guarantor and Property Manager (if Property Manager is an Affiliate of Borrower) dated as of the date of Closing and addressed to Lender, in form satisfactory to Lender.

(u) Lien Search. Prior to Closing, Lender shall order searches (including litigation, UCC, tax lien, bankruptcy, suits and judgments) with respect to Borrower and Guarantor, all at the sole cost and expense of Borrower. All liens and judgments must be released of record except to the extent Lender, in its sole discretion, determines otherwise. To the extent any such searches are not received prior to the date of Closing, and Lender elects to proceed to Closing without such searches, the receipt of such required searches shall not be deemed waived by Lender, and any liens or judgments appearing on such search reports once received by Lender must be promptly released of record by Borrower or Guarantor, as applicable, unless otherwise approved by Lender. The failure of Borrower to release or cause to be released any such liens or judgments shall constitute an Event of Default hereunder.

(v) Loan Documents. Lender shall have received executed (to the extent applicable) original copies of each of the following:

(i) the Note;

(ii) (iii) (iv)	this Loan Agreement; the Pledge Agreement; the Deed of Trust;

(v) the Assignment of Rents;

(vi) (vii) (viii) (ix)	the Assignment of Permits; the Management Assignment; the Cash Management Agreement; the Guaranty;

(x) the Environmental Indemnification;

(xi) the Financing Statements;

(xii) the Post-Closing Compliance Agreement;

(xiii) certificates of appropriate state agencies with respect to the existence, qualification and good standing of Borrower and Guarantor; and

(xiv) an incumbency certificate (dated the date of the Closing) of Borrower and Guarantor, if applicable, setting forth (A) the resolutions of each with respect to the due authorization of the execution and performance of each of the Loan Documents to which it is a party; (B) the officers of each, together with specimen signatures, who are authorized to sign the Loan Documents and who will act as its representative for purposes of signing documents in connection with the Loan; (C) organizational documents of each, certified as true and correct and (D) certification that no Event of Default has occurred or would result from the funding of the Loan.

4. Cash Management Account.

(a) Account. Borrower, Lender and Property Manager will enter into a Cash Management Agreement (the “Cash Management Agreement”) to govern cash management for the Property. Pursuant to the Cash Management Agreement, Property Manager will remit all Property Proceeds (as defined in the Cash Management Agreement) directly into a deposit account owned by, and under the sole control of, Lender (the “Cash Management Account”).

(b) Disbursements. Each month, Lender will make disbursements from the Cash Management Account in the following order:

(i) to Property Manager to fund the payment of reasonable and necessary operating expenses and Third Party Management Fees, if any, excluding Management Fees (as defined in Section 9 hereof) (the “Operating Expenses”) pursuant to the Approved Operating Budget (as defined in Section 8(m) hereof) or as otherwise approved by Lender, in Lender’s reasonable discretion;

(ii) to fund the Tax and Insurance Reserve (as hereinafter defined);

(iii) to fund the Replacement Reserve (as hereinafter defined), if applicable;

(iv) to fund any additional reserves reasonably required by Lender;

(v) to pay Interest Payments;

(vi) to replenish the Debt Service Reserve (as hereinafter defined) up to the Minimum Debt Service Reserve Threshold (as defined in Section 5(a)), if necessary;

(vii) to fund any unpaid amounts due hereunder, including without limitation, any reimbursable costs and expenses incurred by Lender on Borrower’s behalf (including attorneys fees incurred relating to the Loan) or in the enforcement of Lender’s rights under the Loan Documents;

(viii) to Property Manager to fund the Management Fee; and

(ix) provided no Event of Default has occurred and is continuing, the remainder, to Borrower.

5. Reserves.

(a) Debt Service Reserve. At Closing, Lender shall establish a reserve to be held by Lender in an amount equal to Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Debt Service Reserve”). In any month, funds may be disbursed from the Debt Service Reserve, if necessary, to fund debt service due to Lender. Notwithstanding anything in this Section 5(a) to the contrary, at no time during the term of the Loan, shall the Debt Service Reserve be less than the sum of (i) one Interest Payment (in determining the amount the Interest Payment, with interest being calculated at the rate of 8.5% per annum) and (ii) one twelfth (1/12) of the annual real estate taxes and insurance premiums due on the Property (collectively, the “Minimum Debt Service Reserve Threshold”). Funds from the Cash Management Account shall be used to replenish the Debt Service Reserve (up to the Minimum Debt Service Reserve Threshold), if necessary. Interest shall accrue on all monies deposited in the Debt Service Reserve. If (y) Borrower does not make a Partial Prepayment as provided for in Section 1(e) above and (z) at least 85% of the rentable square footage of the Property is not leased pursuant to a Lease by the date that is eighteen (18) months from the date hereof (the “Additional Reserve Date”), Borrower shall deposit an additional amount equal to $300,000 into the Debt Service Reserve on such Additional Reserve Date.

(b) Tax and Insurance Reserve. At Closing and as additional security for the Loan, Borrower shall also establish and maintain at all times while the Loan is outstanding a reserve with Lender in an initial amount which, together with monthly anticipated payments described in this Section, will be sufficient to pay all insurance premiums and all real estate taxes on the Property when they become due (“Tax and Insurance Reserve”). Provided no Event of Default has occurred, funds shall be disbursed from the Tax and Insurance Reserve to fund taxes and insurance reserved for when the same become due and payable.

(c) Intentionally Omitted.

(d) Free Rent Reserve. At Closing, Borrower will establish a reserve (the “Free Rent Reserve”) in an amount equal to $191,579.53 (the “Free Rent Credit”). The Free Rent Credit shall be disbursed to the Cash Management Account on the Payment Date for each of the following months in the following amounts (provided that the March, 2007 disbursement shall occur promptly upon Closing):

Month	Amount
March, 2007	$ 21,099.07

April, 2007	$ 25,318.88

May, 2007	$ 26,162.84

June, 2007	$ 25,318.88

July, 2007	$ 26,162.84

August, 2007	$ 26,162.84

September, 2007	$ 25,318.88

October, 2007	$ 16,035.29

(e) Replacement Reserve. If required by Lender, at Closing Borrower shall also establish and maintain a reserve account in an initial amount reasonably determined by Lender to fund repairs and replacements necessary to maintain the Property in good working order (the “Replacement Reserve”). Provided no Event of Default has occurred, funds shall be disbursed from the Replacement Reserve to Borrower upon submission to Lender of any invoice that evidences expenses relating to such immediate repairs and/or replacements that have been incurred by Borrower. Any funds remaining in the Replacement Reserve after all immediately required repairs and/or replacements have been completed, to the reasonable satisfaction of Lender and in accordance with the Property Condition Report, shall be disbursed by Lender to Borrower.

(f) Other Reserves. Borrower shall establish such additional reserves in amounts sufficient to fund any additional reserves reasonably required by Lender (together with the Debt Service Reserve, the Tax and Insurance Reserve and the Free Rent Reserve, the Replacement Reserve being sometimes referred to herein collectively as the “Reserves”).

(g) Security Interest in Reserves. As additional security for the payment and performance by Borrower of the Debt and all duties, responsibilities and obligations under the Note and the other Loan Documents, Borrower hereby unconditionally and irrevocably assigns, conveys, pledges and grants to Lender a security interest in, (i) the Reserves, (ii) the accounts into which the Reserves have been deposited, (iii) all insurance on said accounts, (iv) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (v) all sums now or hereafter held therein or represented thereby, (vi) all replacements, substitutions or proceeds thereof, (vii) all instruments and documents now or hereafter evidencing the Reserves or such accounts, (viii) all powers, options, rights, privileges and immunities pertaining to the Reserves (including the right to make withdrawals therefrom), and (ix) all proceeds of the foregoing. Borrower hereby authorizes and consents to the account into which the Reserves have been deposited being held in Lender’s name and hereby acknowledges and agrees that Lender shall have exclusive control over said account. Notice of the assignment and security interest granted to Lender herein may be delivered by Lender at any time to the financial institution in which the Reserves have been established, and Lender shall have possession of all passbooks or other evidences of such accounts. Borrower hereby assumes all risk of loss with respect to amounts on deposit in the Reserves. All Reserves shall be maintained in an interest-bearing account and interest earned thereon shall constitute part of such respective Reserve. Borrower hereby knowingly, voluntarily and intentionally stipulates, acknowledges and agrees that the advancement of the funds from the Reserves as set forth herein is at Borrower’s direction and is not the exercise by Lender of any right of set-off or other remedy upon a default or an Event of Default. Borrower hereby waives all right to withdraw funds from the Reserves except as provided for in this Loan Agreement. The Reserves shall not, unless otherwise explicitly required by applicable law, be or be deemed to be escrow or trust funds, but, at Lender’s option and in Lender’s discretion, may either be held in a separate account or be commingled by Lender with the general funds of Lender. The Reserves are solely for the protection of Lender and entail no responsibility on Lender’s part beyond the payment of the respective items for which they are held following receipt of bills, invoices or statements therefor in accordance with the terms hereof and beyond the allowing of due credit for the sums actually received. Upon assignment of this Loan Agreement by Lender, any funds in the Reserves shall be turned over to the assignee and any responsibility of Lender, as assignor, with respect thereto shall terminate.

(h) Application of Reserves. If an Event of Default shall occur hereunder or under any other of the Loan Documents, Lender may, without notice or demand on Borrower, at its option: (A) withdraw any or all of the funds (including, without limitation, interest) then remaining in the Reserves and apply the same, after deducting all costs and expenses of safekeeping, collection and delivery (including, but not limited to, reasonable attorneys’ fees, costs and expenses) to the Debt or any other obligations of Borrower under the other Loan Documents in such manner as Lender shall deem appropriate in its sole discretion, and the excess, if any, shall be paid to Borrower, (B) exercise any and all rights and remedies of a secured party under any applicable Uniform Commercial Code, or (C) exercise any other remedies available at law or in equity. No such use or application of the funds contained in the Reserves shall be deemed to cure any default or Event of Default. If the funds in the applicable Reserve shall exceed the amount of payments actually applied by Lender for the purposes and items for which the applicable Reserve is held, such excess may be credited by Lender on subsequent payments to be made hereunder or, at the option of Lender, refunded to Borrower. If, however, the applicable Reserve shall not contain sufficient funds to pay the sums required by the dates on which such sums are required to be on deposit in such account, Borrower shall, subject to the provisions of Section 12 below, within ten (10) days after receipt of written notice thereof, deposit with Lender the full amount of any such deficiency. If Borrower shall fail to deposit with Lender the full amount of such deficiency as provided above, Lender shall have the option, but not the obligation, to make such deposit, and all amounts so deposited by Lender, together with interest thereon at the Default Rate (as defined in the Note) from the date so deposited by Lender until actually paid by Borrower, shall be immediately paid by Borrower on demand and shall be secured by this Loan Agreement and by all of the other Loan Documents securing all or any part of the Debt. If there is an Event of Default under this Loan Agreement, Lender may, but shall not be obligated to, apply at any time the balance then remaining in any or all of the Reserves against the Debt in whatever order Lender shall subjectively determine. No such application of any or all of the Reserves shall be deemed to cure any Event of Default. Upon full payment of the Debt in accordance with its terms or at such earlier time as Lender may elect, the balance of any or all of the Reserves then in Lender’s possession shall be paid over to Borrower and no other party shall have any right or claim thereto.

6. Fees and Expenses.

(a) Borrower agrees to pay all reasonable expenses of Lender in connection with the negotiation, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of Lender, the cost of environmental audits, surveys and appraisals at reasonable intervals and the reasonable fees and disbursements of counsel and other outside consultants for Lender); and promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to satisfy any obligation of Borrower, Guarantor, Property Manager or any other party under this Loan Agreement or any other Loan Document.

(b) In the event (a) that the Deed of Trust is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any lien or mortgage prior to or subsequent to the Deed of Trust in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

7. Representations and Warranties. To induce Lender to enter into this Loan Agreement, Borrower represents and warrants to Lender as follows:

(a) Organization.

(i) Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Loan Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(ii) Borrower’s exact legal name is correctly set forth in the first paragraph of this Loan Agreement. Borrower is an organization of the type specified in the first paragraph of this Loan Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Loan Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been the same for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower). Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 4301371. Borrower’s federal tax identification number is 20-8112817. Borrower’s organizational structure set forth on Exhibit B is true, correct and accurate.

(b) Execution and Binding Effect. This Loan Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary or advisable in connection with the execution and delivery of this Loan Agreement, the Note or the other Loan Documents, consummation of the transactions herein or therein contemplated or performance of or compliance with the terms and conditions hereof or thereof.

(d) Absence of Conflicts. Neither the execution and delivery of this Loan Agreement, the Note or the other Loan Documents nor consummation of the transactions herein or therein contemplated nor performance of or compliance with the terms and conditions hereof or thereof will (i) violate any Legal Requirement (as defined in Section 7(k) hereof), (ii) conflict with or result in a breach of or a default under the organizational documents of Borrower or Guarantor, or any agreement or instrument to which Borrower or Guarantor is a party or by which any of them or any of their respective property (now owned or hereafter acquired) may be subject or bound or (iii)  result in the creation or imposition of any lien, charge, security interest or encumbrance upon any property (now owned or hereafter acquired) of Borrower or Guarantor other than as expressly permitted hereunder.

(e) Litigation. There is no pending or (to the best of Borrower’s knowledge) threatened litigation, legal, administrative or arbitral proceeding or investigation against or affecting Borrower or Guarantor which, if adversely decided, would have a material adverse effect on the use, operation or value of the Property, taken as a whole, the ongoing revenues and expenses of the Property or the ability of Borrower to pay its obligations in respect of the Loan or the Property.

(f) Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would otherwise be likely to have a material adverse effect on the use, operation or value of the Property, taken as a whole, the ongoing revenues and expenses of the Property or the ability of Borrower to pay its obligations in respect of the Loan or the Property.

(g) No Defenses. As of the date hereof, Borrower has no valid offset, defense, counterclaim, abatement or right to rescission, including the defense of usury, with respect to the Note, this Loan Agreement or any of the other Loan Documents.

(h) Financial Condition. All financial data, including, without limitation, the statements of cash flow and income and operating expenses, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects and (ii) accurately represent the financial condition of the Property as of the date of such reports. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

(i) Title. Borrower has good, marketable and insurable title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all liens whatsoever except the encumbrances permitted by Lender as set forth in the Loan Pro Forma Title Policy approved by Lender (collectively, the “Permitted Encumbrances”). The Deed of Trust, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Deed of Trust.

(j) ERISA. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form (the “Code”), (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”), and (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

(k) Compliance. Borrower and to the best of Borrower’s knowledge, the Property and the use thereof comply in all material respects with all applicable legal requirements, including, without limitation, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, zoning, occupancy, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof (collectively, “Legal Requirements”). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which materially adversely affects the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

(l) Patriot Act. Borrower, and to the best of Borrower’s knowledge, Guarantor, comply in all respects with (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations relating to money laundering or terrorism.

(m) Condemnation. No Condemnation (as hereinafter defined) or other proceeding has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(n) Public Utilities and Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Property.

(o) Tax Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and does not constitute a portion of any other tax lot not a part of the Property.

(p) Assessments. To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the best of Borrower’s knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.

(q) Enforceability. The operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, will not render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

(r) Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

(s) Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of valid and enforceable policies, or certificates satisfactory to Lender evidencing said policies (collectively, the “Policies” or in the singular, the “Policy”), with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

(t) Permits and Approvals. All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect, other than permits and approvals the lack of which would not materially and adversely affect (1) the condition (financial or otherwise) or business of Borrower, or (2) the use, occupancy or operation of the Property.

(u) Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, Borrower shall obtain and maintain flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require.

(v) Physical Condition. To the best of Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, and any parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, irrigation systems and all structural components, are in good condition, order and repair in all material respects, except as disclosed in that certain Property Condition Report issued to Lender by LandAmerica Assessment Corporation, dated January 16, 2007 (the “Property Condition Report”); there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(w) Boundaries. Except as shown on the ALTA/ACSM Land Title Survey of Four Resource Square – At University Research Park, prepared by Michael S. Miller, dated February 7, 2007, last revised February 16, 2007, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

(x) Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable laws in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable laws in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Deed of Trust, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Deed of Trust.

(y) Defaults under Material Agreements. Neither Borrower nor any Guarantor is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement to which any of them is a party or by which any of them is bound.

(z) Relationship of Borrower and Guarantor. Borrower and Guarantor have each determined, reasonably and in good faith, that they will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Loan Agreement, and such extensions of credit are in its best interests, having regard to all relevant facts and circumstances.

(aa) Tax Filings. To the extent required, Borrower and Guarantor have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower or Guarantor, except such taxes that are being contested in good faith by appropriate proceedings and for which they it have set aside on their books adequate reserves. Borrower and Guarantor believe that their tax returns (if any) properly reflect the income and taxes of Borrower and Guarantor for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

(bb) Solvency; Fraudulent Transfer. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets based on the appraisal exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets based on the appraisal is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). The assets of Borrower do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts reasonably expected to be payable on or in respect of its obligations).

(cc) Bankruptcy. As of the date hereof, neither Borrower nor Guarantor is a debtor in any state or federal bankruptcy or insolvency proceeding.

(dd) Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Loan Agreement or the other Loan Documents.

(ee) Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(ff) No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Loan Agreement) that has not been heretofore repaid in full.

(gg) Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(hh) No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

(ii) Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

(jj) Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(kk) SPE; Bankruptcy Remote. Borrower owns and shall own no significant asset other than the Property, and assets incidental to its respective ownership and operation of such Property, and shall hold itself out as being a legal entity, separate and apart from any other Person. Borrower’s organizational documents contain special purpose and bankruptcy remote provisions, including without limitation those set forth on Exhibit C attached hereto and made a part hereof which have been approved by Lender and may not be amended, modified or waived unless and until the Debt has been repaid in full.

8. Covenants. Borrower does hereby covenant and agree with Lender that, so long as any of the Debt remains unsatisfied, Borrower will comply with the following covenants:

(a) Annual Financial Statements. Borrower will deliver to Lender, within 60 days after the end of each fiscal year of Borrower, financial statements of Borrower and such other financial information as Lender may reasonably require, all in reasonable detail and prepared in accordance with accounting practices reasonably satisfactory to Lender, certified by Borrower or Guarantor, as applicable, as a true and correct representation of such party’s financial condition.

(b) Financial Statements. Borrower shall furnish to Lender, (i) within thirty (30) days after the end of each calendar month, a monthly unaudited, uncertified statement of income and expenses, each in reasonable detail, prepared on a consistent Cash/Tax basis in accordance with sound accounting practices (relating to the real estate industry); (ii) within sixty (60) days after the end of each fiscal quarter of the operation of the business of Borrower and at any other time upon Lender’s request, an unaudited (1) balance sheet and (2) a statement of income and expenses of the Property, each in reasonable detail, prepared on a consistent Cash/Tax basis in accordance with sound accounting practices (relating to the real estate industry) and certified as true and complete by Borrower or its general partner, manager, managing member or chief financial officer; (iii) and shall cause Guarantor to furnish to Lender, within one hundred twenty (120) days after the end of each fiscal year of Guarantor, an unaudited (1) balance sheet, (2) statement of income and expenses and (3) a statement of cash flows, each in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) and certified as true and complete by Borrower or its general partner, manager/managing member or chief financial officer or Guarantor or its general partner, manager/managing member or chief financial officer (as applicable); and (iv) with thirty (30) days of Lender’s request, (1) a leasing activity report for the Property during such fiscal quarter, (2) a capital expenditure report indicating the type and amount of each capital expenditure made during such fiscal quarter, and (3) any other information that Lender may reasonably require, all of the foregoing being certified as true and complete by Borrower or its general partner, manager/managing member or chief financial officer.

(c) Guarantor Financials. Borrower shall cause Guarantor to provide to Lender a copy of Guarantor’s financial statements as required by the Carve-Out Guaranty of even date herewith executed by Guarantor. If Lender requires audited, GAAP compliant financials of Guarantor, Borrower shall cause Guarantor to provide such audited, GAAP compliant financials to Lender, within one hundred twenty (120) days of Guarantor’s fiscal year-end or within twenty (20) days of the filing of Guarantor’s financials with the Internal Revenue Service.

(d) Rent Roll. If requested by Lender, Borrower shall furnish to Lender, within thirty (30) days after the end of each calendar month, a rent roll showing the name of each tenant, and for each tenant, (i) the space occupied, (ii) the lease expiration date, (iii) the rent payable, (iv) aged accounts receivables, (v) the rent paid to date and (vi) the security deposit being held for such tenant, each in reasonable detail.

(e) Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, including, without limitation, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism (the foregoing subsections (a) through (d) being sometimes referred to herein collectively as the “Prescribed Laws”).

(f) Taxes. Borrower shall pay all taxes now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall furnish to Lender receipts for the payment of the taxes prior to the date the same shall become delinquent. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any taxes provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such taxes, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of taxes from the Property; and (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such taxes, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

(g) Litigation. Borrower will give immediate notice to Lender of: (i) any litigation in which Borrower or Guarantor is a party if an adverse decision therein would require it to pay more than $50,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance) and (ii) the institution of any other suit or any administrative proceeding involving such party that might have a material adverse affect in the financial condition of Borrower or Guarantor from the financial condition shown on financial statements delivered to Lender.

(h) Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

(i) Further Assurances; Supplemental Deed of Trust Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(ii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(j) Tax Returns. Borrower will deliver to Lender, promptly, but in any event within 30 days after filing thereof, a complete copy of the each tax return filed by Borrower and Guarantor with the Internal Revenue Service for the previous year.

(k) Adverse Events. Borrower will promptly notify Lender immediately, in writing, if Borrower becomes aware of the occurrence of (i) any Event of Default, or of the failure of Borrower to observe any of its undertakings hereunder; and/or (ii) the occurrence of any material adverse change in the financial condition of Borrower or Guarantor from the financial condition shown on financial statements delivered to Lender.

(l) Material Agreements. Borrower shall not, without Lender’s prior written consent: (a) enter into, surrender or terminate any Material Agreement (as hereinafter defined) to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms. If Lender shall fail to respond to Borrower, within five (5) days after receipt of Borrower’s written request as to any of the foregoing, then the subject of such request shall be deemed approved. For purposes of this Loan Agreement, “Material Agreement” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, but shall not include service contracts that are terminable by Borrower upon 30 days’ notice. Notwithstanding anything in this Section 8(l) to the contrary, if there shall be a conflict between the terms and conditions of this Section 8(l) and the terms and conditions of Section 8(r), then the terms and conditions of Section 8(r) shall govern..

(m) Approved Operating Budget. Prior to Closing and not later than thirty (30) days prior to the commencement of each calendar year during the term of the Loan, Borrower shall deliver to Lender a copy of the proposed annual operating budget for the Property for the subsequent year, which proposed budget shall be approved by Lender in its reasonable discretion (the “Approved Operating Budget”). In the event that the approval of Lender is not obtained on a timely basis, the then current Approved Operating Budget previously approved by Lender shall remain in effect; provided that such Approved Operating Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums and utilities expenses.

(n) Tenant Correspondence. Borrower will promptly deliver to Lender copies of all correspondence to or from tenants of the Property relating to material defaults by any tenant or landlord under the respective Property leases.

(o) Insurance. Borrower shall maintain the insurance listed on Schedule 3(b) hereof. If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including obtaining such insurance coverage as Lender in its sole discretion deems appropriate, and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall bear interest at the Default Rate (as defined in the Note).

(p) Title to Property. Borrower will warrant and defend the validity and priority of the liens of the Deed of Trust and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

(q) Estoppel Statement. After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, (v) that this Loan Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification, and (vi) whether any defaults exist under this Loan Agreement or under any of the other Loan Documents on the part of Borrower and any default by Lender that Borrower has asserted in writing.

(i) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

(ii) Borrower shall deliver to Lender, upon request, an estoppel certificate from each tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; provided further that Borrower shall not be required to deliver such certificates more frequently than twice during any twelve (12) month period.

(r) Leases.

(i) All Leases and all renewals of Leases executed after the date hereof shall (A) provide for rental rates comparable to existing local market rates for similar properties, (B) be on commercially reasonable terms, (C) provide that such Lease is subordinate to the Deed of Trust, that the lessee will attorn to Lender and any purchaser at a foreclosure sale, provided that Lender or purchaser at a foreclosure sale agrees to the non-disturbance of such Lease so long as the tenant thereto pays all rents and other charges as specified in such Lease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and covenants pursuant to the Lease, and (D) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Leases over 10,000 square feet (“Major Leases”) and all other Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed. In connection with any renewal, amendment or modification executed after to any Major Lease or Lease, Borrower shall submit to Lender a term sheet (the “Term Sheet”) identifying the proposed tenant, the proposed leased space, term, rent, tenant options, free rent periods, tenant improvement allowances, and other tenant concessions, and all other material economic terms of such proposed lease, together with all information and materials regarding the financial status, creditworthiness, and reputation of such proposed tenant, and any other information regarding the proposed lease and tenant as Lender shall reasonably request. If such Lease is not a Qualified Lease (a “Non-Qualified Lease”) pursuant to this Section 8(r), Lender shall either approve or disapprove such proposed lease within five (5) Business Days after delivery to Lender of the Term Sheet together with all other materials required to be delivered to Lender hereunder or requested by Lender. If Lender fails to approve or reject the proposed Non-Qualified Lease within such five (5) Business Day period, such proposed lease shall be deemed approved by Lender, provided the Term Sheet was delivered to Lender accompanied by a notice stating in bold face type: “THIS IS A REQUEST FOR LEASE APPROVAL. IF LENDER FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS, THE LEASE WILL BE DEEMED APPROVED.” If Lender approves (or is deemed to have approved) a Term Sheet, Borrower may thereafter execute a lease with such proposed tenant provided that (i) such lease is upon the terms set forth in the Term Sheet in all material respects, and (ii) such lease is on the standard lease form approved by Lender with no material adverse modifications (except as approved by Lender). Such lease form shall provide that the tenant shall attorn to Lender, and that any cancellation, surrender, or amendment of such lease without the prior written consent of Lender shall be voidable by Lender. Notwithstanding anything to the contrary contained in the Loan Documents, Lender’s approval shall not be required with respect to any proposed future Leases or Lease extensions or amendments (each, a “Qualified Lease”) if the following conditions are satisfied: (1) there exists no Event of Default; (2) the lease is on the standard lease form approved by Lender with no material adverse modifications; (3) the lease does not conflict with any restrictive covenant affecting the Property or any other lease for space in the Property; (4) the leased premises, when combined with all other space in the Property leased to the same tenant or any Affiliate thereof, is less than 5,000 rentable square feet, (5) loan disbursements for leasing costs for such lease shall not exceed $500,000, (6) the tenant under such lease is not an Affiliate of Borrower and such lease is on terms which are arm’s-length and commercially reasonable given then-current market conditions, and (7) Borrower delivers to Lender within five (5) Business Days after its execution of such lease (i) a fully executed copy of such lease (as amended) certified by Borrower as true and complete, and (ii) a certificate of Borrower certifying that the lease (as amended) satisfies all of the conditions of this Section 8(r) to qualify as a Qualified Lease.

(ii) Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the rents (except as contemplated by the Loan Documents); (v) shall not, without the prior written consent of Lender, alter, modify or change any Major Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(iii) Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further covenants and agrees that all tenants at the Property as of the date hereof are in physical occupancy of the premises demised under their Leases, are paying full rent under their Leases (except for VA Tech Hydro USA Corp., a Delaware corporation, pursuant to the terms of its Lease), and have not exercised any right to “go dark” that they may have under the provisions of their Leases. Borrower further agrees to provide Lender with written notice of a tenant “going dark” under such tenant’s Lease within five (5) Business Days after such Tenant “goes dark” and Borrower’s failure to provide such notice shall constitute an Event of Default.

(iv) Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any tenant under any Lease, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender).

(s) Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property, or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed $50,000 the (“Alteration Threshold”), which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements, excluding Tenant Improvements, shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) letters of credit (iii) full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption, (iv) other securities acceptable to Lender, or (v) a completion bond acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold.

(t) Performance Under Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

(u) Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

(v) Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Property. Borrower shall at all times cause the Property to be maintained as an office building.

(w) No Modification of Organizational Structure. Except as expressly permitted hereunder, Borrower shall not modify its organizational structure from the structure set forth on Exhibit B attached hereto.

(x) (i) Borrower acknowledges and agrees that Lender has relied upon the principals of Borrower and its experience in owning and operating the Property. Accordingly, in the event that (A) any direct interest in Borrower, or (B) except as set forth in Section 8(x)(ii), any direct or indirect interest in Guarantor, shall be sold, conveyed, disposed of, alienated, hypothecated, assigned, pledged, mortgaged, further encumbered or otherwise transferred, in any manner or way, whether voluntarily or involuntarily (each of the foregoing, a “Transfer”), then the same shall constitute an Event of Default hereunder and under the other Loan Documents and Lender shall have the right, at its option, to declare any or all of the Debt, irrespective of the Maturity Date, immediately due and payable and to otherwise exercise any of its other rights and remedies contained in this Loan Agreement and/or any of the other Loan Documents.

(ii) Notwithstanding anything in Section 8 (x)(i) to the contrary, provided (A) Borrower provides Lender with at least thirty (30) days written notice (the “Permitted Transfer Notice”) prior to the date of any such Permitted Transfer (as defined below), except that no Permitted Transfer Notice shall be required for Permitted Transfers of the equity interests in Guarantor, (B) on the date of delivery to Lender of the Permitted Transfer Notice and on the date of such Permitted Transfer, no Event of Default or event which, with the giving of notice or passage of time, would result in an Event of Default, then exists, (C) any such Permitted Transfer would not result in the release of the Guarantor or cause Guarantor to no longer derive a direct material benefit from the making of the Loan (as determined by Lender in its sole and absolute discretion), and (D) any such transferee and transferor provide Lender with such other information and documents as requested by Lender in its sole and absolute discretion, the following transfers (each a “Permitted Transfer”) shall be permitted by Lender:

(1) transfers or pledges of direct or indirect Equity Interests (as defined below) in Guarantor which in the aggregate during the term of the Loan (i) do not result in one Person (including any Affiliates of a Person) owning or holding greater than forty-nine percent (49%) of the total direct or indirect legal or beneficial Equity Interests in Guarantor and (ii) do not result in a change in Control (as defined below) of Guarantor, provided that transfers made in connection with and as the result of the death of member, transfers for estate planning purposes and transfers to revocable trusts shall be permitted; and

(2) transfers or pledges of direct or indirect Equity Interests in Guarantor among the holders thereof or their Affiliates (or parties under common Control with them) as of the date hereof provided that, after the consummation thereof, Guarantor is Controlled by entities Controlled by, affiliated with, or under common Control with Triple Net Properties, LLC.

As used herein, the term “Equity Interests” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation; and (d) the beneficial ownership interests in a trust.

As used herein, the term “Control” means, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(y) Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, except as otherwise specifically permitted pursuant to and in accordance with the terms and provisions of this Loan Agreement, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest, direct or indirect, in the Borrower, the Property or any part thereof, whether voluntarily or involuntarily.

(z) Liens. Borrower shall not create, incur, assume or suffer to exist any lien or other encumbrance on any portion of the Property except for Permitted Encumbrances.

(aa) Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower including, but not limited to, the Property, except to the extent expressly permitted by the Loan Documents, in each case without obtaining the prior consent of Lender.

(bb) Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

(cc) Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

(dd) No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

(ee) Principal Place of Business. Borrower shall not change its principal place of business from the address set forth in the Notice Section of this Loan Agreement without first giving Lender thirty (30) days prior notice.

(ff) ERISA.

(i) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Loan Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(ii) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (C) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

9. Management. Triple Net Properties Realty, Inc., a California corporation (“Property Manager”), will initially manage the day to day operations of the Property. Subject to the Management Assignment, Property Manager shall be reimbursed for any property operating costs paid by Property Manager, including but not limited to the cost of on-site personnel and the cost, if needed, of personnel required to supervise major repairs, improvements to the Property and renovations as permitted under the Approved Annual Budget or as otherwise approved by Lender. Property Manager shall be entitled to (i) management fees pursuant to the Management Agreement between Borrower and Property Manager dated February 15, 2007 (the “Management Agreement”), provided, however, that the total management fees shall not exceed six percent (6.0%) of the gross rental income from the Property (the “Management Fees”). In addition, the Management Fees and all rights and privileges of Property Manager to the Management Fees are hereby and shall at all times continue to be subject and unconditionally subordinate in all respects in lien and payment to the lien and payment of the Note and each of the other Loan Documents and to any renewals, extensions, modifications, assignments, replacements, or consolidations thereof and the rights, privileges and powers of Lender thereunder.

Borrower may, subject to the prior written consent of Lender, terminate the Management Agreement and engage an unaffiliated third party, pre-approved by Lender (a “Third Party Manager”), to manage the Property. Any such Third Party Manager shall be reimbursed for any property operating costs paid by Third Party Manager, including but not limited to the cost of on-site personnel and the cost, if needed, of personnel required to supervise major repairs, improvements to the Property and renovations as permitted under the Approved Annual Budget or as otherwise approved by Lender. Any Third Party Manager shall be entitled to management fees pursuant to a management agreement, which such management agreement shall be subject to the approval of Lender, between Borrower and Third Party Manager (the “Third Party Management Agreement”); provided, however, that the total management fees, including any and all asset management fees, shall not exceed three percent (3.0%) of the gross rental income from the Property (the “Third Party Management Fees”). Any Third Party Manager shall enter into subordination agreement with Lender, wherein such Third Party Manager shall agree to subordinate any and all rights to the Third Party Management Fees to Lender upon an Event of Default under the Loan.

10. Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (each an “Event of Default”):

(i) if any monthly installment of interest and/or principal due under the Note or any amount required to be deposited into the Reserve Funds or the payment due on the Maturity Date is not paid on or before the date which is five (5) Business Days from the date when due;

(ii) if Borrower fails to obtain or maintain insurance in accordance with the requirements set forth on Schedule 3(b) hereto;

(iii) any representation, warranty or certification made or deemed made herein or in any Loan Document by Borrower, Guarantor or Property Manager or any certificate furnished to Lender by any of them pursuant to the provisions hereof or any Loan Document, shall prove to have been knowingly false or misleading as of the time made or furnished in any material respect;

(iv) if Borrower or Guarantor shall make an assignment for the benefit of creditors;

(v) if a receiver, does not comply with any of the provisions of Section 8(a), 8(b) or 8(c) hereof or breaches any representation, warranty or covenant contained in Section 7(kk) hereof;

(vi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 8(e) hereof;

(vii) if Borrower shall cause or permit any transfer of title to, beneficial interest in, or any estate or other interest in the Property or any part thereof, or of any direct or indirect interest in Borrower or Guarantor, voluntarily or by operation of law (other than by action by Lender or exercise of the power of eminent domain), whether by sale, exchange, conveyance, merger, division, consolidation or otherwise;

(viii) if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty beyond any applicable cure period provided for therein;

(ix) if Lender receives any notice of discontinuance by any guarantor or surety of the Loan;

(x) entry of judgment in an amount greater than $50,000, issuance of attachment or garnishment or filing of a lien against Borrower, as the case may be, or any of their respective assets, as the case may be, and such shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days;

(xi) Borrower fails to obtain Lender’s prior consent to any subordinate financing;

(xii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; and/or

(xiii) failure of Borrower, Pledgor, Guarantor or Property Manager, for a period of fifteen (15) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Loan Agreement or any other Loan Document not set forth in the subsections above; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said fifteen (15) day period, then the defaulting party shall have an additional thirty (30) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as the defaulting party commences such cure within the initial fifteen (15) day period and diligently and in good faith pursues such cure to completion within such resulting forty-five (45) day period from the date of Lender’s notice.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (a)(iv) or Section 7(kk) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Loan Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (a)(iv) or Section 7(kk) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

11. Remedies. Upon the occurrence of an Event of Default (whether monetary or non-monetary in nature), Lender, in its sole and absolute discretion, (i) may declare the unpaid principal amount of the Note, together with any unpaid and accrued interest and any other sums constituting the Debt, immediately due and payable, (ii) may charge Borrower interest on the unpaid principal sum then outstanding hereunder, together with all accrued and unpaid interest thereon and any other amounts outstanding hereunder or under any of the Loan Documents (including, but not limited to, the Debt) at the Default Rate (as defined in the Note) commencing on the date of occurrence of such Event of Default and continuing through the date of its cure by Borrower (or its affiliate), (iii) may, at Borrower’s sole cost and expense, take any and all actions that Lender deems necessary or appropriate in Lender’s sole discretion to rectify, remedy, cure or address such default, and any amounts expended by Lender in so acting shall be added to the outstanding principal balance of the Debt owed by Borrower (which, in Lender’s discretion, may be subject to the other provisions of this Section 11) and/or (iv) may take any other actions permitted by the Loan Documents upon the occurrence of an Event of Default. In addition, upon the occurrence of an Event of Default, Lender may exercise any and all other rights and remedies available at law and in equity to the holder of an interest in the Property.

12. Non-Recourse.

(a) Subject to the qualifications below (the “Recourse Obligations”), Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Loan Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower.

(b) Notwithstanding the foregoing, Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Loan Agreement and the other Loan Documents, or in the Property, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property and in any other collateral given to Lender, and Lender, by accepting the Note, this Loan Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement or the other Loan Documents.

(c) The provisions of this Section 12 shall not, however:

(i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents;

(ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale;

(iii) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder;

(iv) impair the right of Lender to obtain the appointment of a receiver;

(v) impair the enforcement of the Assignment of Rents, the Pledge Agreement or the other Loan Documents;

(vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or

(vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(A) fraud or intentional misrepresentation by Borrower or any manager of Borrower or Guarantor in connection with the Loan;

(B) the gross negligence or willful misconduct of Borrower as determined by a final, unappealable order by a court of competent jurisdiction;

(C) the removal or disposal of any portion of the Property after an Event of Default;

(D) the misapplication, misappropriation or conversion by Borrower of (x) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (y) any Awards or other amounts received in connection with the condemnation of all or a portion of the Property, or (z) any rents following an Event of Default;

(E) any act of arson by Borrower or Guarantor or of which Borrower has knowledge;

(F) failure to pay charges for labor or materials or other charges that can create liens on any portion of the Property;

(G) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure or action in lieu thereof, if any;

(H) failure of Borrower to appoint a new Property Manager upon request of Lender as required under the Loan Documents;

(I) any transfer of title to, beneficial interest in, or any estate or other interest in the Property or any part thereof, except for Leases entered into in accordance with the terms of this Loan Agreement, or any direct or indirect interest in Borrower, voluntarily or by operation of law (other than by action by Lender or exercise of the power of eminent domain), whether by sale, exchange, conveyance, merger, division, consolidation or otherwise, except as permitted pursuant to Section 8(x) above;

(J) failure to maintain insurance as approved by Lender, except with respect to any such insurance coverage, to the extent funds have been deposited with the Lender pursuant to the terms hereof specifically for the applicable insurance coverage and not applied by Lender to pay such insurance; or

(K) if, after default, Lender shall send a notification of Proposal to Accept Collateral pursuant to Section 9-620 or 9-621 of the Uniform Commercial Code in effect (or any successor or parallel provision) and debtor named therein shall object to such acceptance of collateral.

(d) Notwithstanding anything to the contrary in this Loan Agreement, the Note or any of the Loan Documents: (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower (and to Guarantor pursuant to the Guaranty) in the event that:

(i) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary lien encumbering the Property ;

(ii) Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance of the Property or any direct or indirect interest therein as required by this Loan Agreement;

(iii) Borrower or Guarantor files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(iv) an affiliate, officer, director or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any person;

(v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any person;

(vi) any affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property;

(vii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or

(viii) Borrower or any affiliate of Borrower shall interfere with Lender’s efforts to exercise its remedies as set forth in the Loan Documents after expiration of any applicable grace periods.

13. Casualty and Condemnation.

(a) Casualty. If the Property shall sustain any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof (a “Casualty”), Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 14, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed $100,000 (the “Restoration Threshold”), Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

(b) Condemnation. Borrower shall give Lender prompt notice of any actual or threatened temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof (a “Condemnation”) by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event of a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property (the “Award”) by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 14. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(c) Casualty Proceeds. Provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance with respect to any Casualty shall be deposited by Lender directly into the Cash Management Account but (a) only to the extent it reflects a replacement for (i) lost rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due rents). All other such proceeds shall be held by Lender and disbursed in accordance with Section 14 hereof.

14. Delivery of Net Proceeds.

(a) Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award (the “Net Proceeds”) shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, then the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

(b) Major Casualty or Condemnation

(i) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(C) Leases requiring payment of annual rent equal to eighty percent (80%) of the Gross Revenue received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation.

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (4) the expiration of the business income insurance coverage required hereunder;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements.

(ii) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 14, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 14 have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the ALTA mortgagee title insurance policy issued in connection with the closing of the Loan and insuring the lien of the Deed of Trust on the Property (the “Title Insurance Policy”).

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant if such contracts are in excess of $50,000. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 14, be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 14 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Deed of Trust and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 14 shall constitute additional security for the Debt.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 14, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt.

(viii) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds may be retained and applied by Lender toward the payment of the Debt, without prepayment premium or fee, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

15. Liability of Lender. Lender shall not be liable to Borrower or any other party for any act or omission by it pursuant to the provisions hereof, or in reliance on any certificate or other paper believed by Lender to be genuine, or in reliance on an opinion of any counsel of Lender’s selection. By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to the terms hereof, including any certificate, balance sheet, statement of profit and loss or other financial statement, survey, receipt, appraisal, or insurance policy or plans or specifications, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or for any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation to any party with respect thereto by Lender. Nothing contained herein shall be construed in any manner to create any relationship between Borrower and Lender other than the relationship of borrower and lender, and Borrower and Lender shall not be considered partners or co-venturers for any purpose.

16. Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in such Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

17. Indemnification.

(a) Borrower agrees to indemnify Lender, its affiliates and each of their officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the indemnity matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by Borrower of the proceeds of the Loan, (ii) the execution, delivery and performance of the Loan Documents, (iii) the operations of the business of Borrower and Guarantor, and their subsidiaries, (iv) the failure of any of Borrower or Guarantor to comply with the terms of any Loan Document, or with any governmental requirement, (v) any inaccuracy of any representation or any breach of any warranty of any of Borrower or Guarantor set forth in any of the Loan Documents, (vi) any assertion that Lender is not entitled to receive the proceeds received pursuant to the collateral or security for the Loan or that the Prepayment Premium is a penalty, or (vii) any other aspect of the Loan Documents, including the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, but excluding all indemnity matters arising by reason of the gross negligence or willful misconduct on the part of the Indemnified Party.

(b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section.

(c) In the case of any indemnification hereunder, Lender shall give notice to Borrower of any such claim or demand being made against the Indemnified Party and Borrower shall have the non-exclusive right to join in the defense against any such claim or demand; provided that if Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between Borrower and such Indemnified Party.

(d) The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties; provided that, to the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.

(e) Borrower’s obligations under this Section shall survive any termination of this Loan Agreement and the payment of Debt and shall continue thereafter in full force and effect. Borrower shall pay any amounts due under this Section within 10 days of the receipt by Borrower of notice of the amount due.

18. Intentionally Omitted.

19. Authorization to File Financing Statements. Borrower’s execution of this Loan Agreement evidences Borrower’s authorization to file such UCC financing statements as are necessary to perfect Lender’s security interest in the collateral described herein (including, but not limited to, filing an “all assets” financing statement) at any time prior to the full satisfaction of the Loan.

20. Review of Financial Condition. Borrower hereby consents and agrees that Lender, upon twenty four (24) hours prior notice to Borrower, shall be permitted at any time and from time to time to review and/or confirm, in a commercially reasonable manner, the financial condition of Borrower and Guarantor and any other obligor under the Loan Documents, including ordering and reviewing credit reports from a nationally recognized credit agency.

21. Savings Clause. To the extent that any substantive provision of this Loan Agreement conflicts with a substantive provision of any other Loan Document, the terms of this Loan Agreement shall govern.

22. Rules of Construction. The following provisions (the “Rules of Construction”) shall apply to this Loan Agreement and also to any other Loan Document which expressly states that it incorporates by reference the Rules of Construction, and the application of these provisions to such other Loan Documents shall apply with the same import as though such provisions were fully set forth therein:

(a) General Rules of Usage. This Section shall apply to each Loan Document as from time to time amended, modified, replaced, restated, extended or supplemented, including by waiver or consent, and to all attachments thereto and all other documents or instruments incorporated therein. When used in any Loan Document governed by this Section: (i) “hereof,” “herein,” “hereunder” and comparable terms refer to the entire Loan Document in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto; (ii) references to any gender include, unless the context otherwise requires, references to all genders, (iii) references to the singular include, unless the context otherwise requires, references to the plural, and vice versa; (iv) “shall” and “will” have equal force and effect; (v) references in a Loan Document to article, section, or another subdivision or to an attachment or are, unless the context otherwise requires, to a section or subdivision of or an attachment to such Loan Document, and section headings used are for convenience only and shall not be used to interpret any term of any Loan Document, (vi) “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import and (vii) all references to the Property shall include all of the Property or any part or portion of the Property.

(b) Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid or unenforceable under the applicable law of any jurisdiction with respect to any person or circumstance, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability, without invalidating the remaining provisions of the Loan Document or affecting the validity or enforceability of such provisions in any other jurisdiction or with respect to other persons or circumstances. To the extent permitted by applicable law, the parties to the Loan Document hereby waive any provision of law that renders any provision thereof prohibited, invalid or unenforceable in any respect.

(c) Lender’s Discretion. Whenever pursuant to this Loan Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided or in the Loan Documents) be in the sole discretion of Lender and shall be final and conclusive.

(d) Remedies Not Exclusive. No remedy conferred upon or reserved to Lender under any Loan Document is intended to be exclusive of any other remedy available to Lender under the Loan Document or any other Loan Document, at law, in equity or by statute, and each and every such remedy shall be cumulative and in addition to every other remedy given thereunder or under any other Loan Document or now or hereafter existing at law or in equity. Remedies may be exercised in any order Lender elects.

(e) Liability of Obligors. If any party to any of the Loan Documents consists of more than one person, the obligations and liabilities of each such person under such Loan Document shall be joint and several.

(f) Survival. This Loan Agreement and all covenants, agreements, representations and warranties made herein or in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Loan Agreement or in the other Loan Documents.

(g) Successors and Assigns. Each Loan Document shall be binding upon Borrower or Guarantor, as applicable, and their respective successors, assigns, heirs, executors and personal representatives, and shall inure to the benefit of Lender and all subsequent holders of the Loan Document and their respective officers, directors, employees, shareholders, agents, successors and assigns. Nothing in any Loan Document, whether express or implied, shall be construed to give any person (other than the parties thereto and their permitted successors and assigns as expressly provided therein) any legal or equitable right, remedy or claim under or in respect of such Loan Document or any covenants, conditions or provisions contained therein. If any Loan Document is to be recorded, all of the grants, covenants, terms, provisions and conditions of such Loan Document shall run with the land.

(h) No Oral Modifications. Each Loan Document, and any of the provisions thereof, cannot be altered, modified, amended, waived, extended, changed, discharged or terminated orally or by any act on the part of Borrower or Guarantor, as applicable, or Lender, but only by an agreement in writing signed by the party against whom enforcement of any alteration, modification, amendment, waiver, extension, change, discharge or termination is sought.

(i) Entire Agreement. Each Loan Document, together with the other applicable Loan Documents, constitutes the entire agreement of the parties thereto with respect to the subject matter thereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

(j) No Waivers by Lender. No delay or omission of Lender in exercising any right or power accruing upon any default under any Loan Document shall impair any such right or power or shall be construed to be a waiver of any default under such Loan Document or any acquiescence therein, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Acceptance of any payment after the occurrence of a default under any Loan Document shall not be deemed to waive or cure such default under such Loan Document; and every power and remedy given by the Loan Documents to Lender may be exercised from time to time as often as may be deemed expedient by Lender.

(k) Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower or Guarantor makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Loan Agreement and the repayment of the Debt.

(l) Usury. Each Loan Document is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Debt at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If, by the terms of any Loan Document, Borrower is at any time required or obligated to pay interest on the Debt at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of the principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the applicable maximum lawful rate of interest from time to time in effect. This provision shall supersede any inconsistent provision of this or any other Loan Document.

(m) Counterparts. Any Loan Document may be executed in any number of separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same Loan Document. All signatures need not be on the same counterpart.

(n) Notices. All notices or other written communications hereunder or under any other Loan Document shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof, or (ii) 1 Business Day after having been deposited for overnight delivery with any reputable overnight courier service, addressed as follows:

If to Borrower:	NNN VF Four Resource Square, LLC c/o Triple Net Properties, LLC 1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 Attn: Theresa Hutton Facsimile No.: (714) 667-8252

With a copy to:	Hirschler Fleischer 2100 E. Cary Street Richmond, Virginia 23223 Attn: David F. Belkowitz, Esquire Facsimile No.: (804) 644-0957

If to Lender:	RAIT Partnership, L.P. 1818 Market Street, 28th Floor Philadelphia, Pennsylvania 19103 Attention: Scott F. Schaeffer, President Facsimile No.: (215) 861-7920

With a copy to:	Ledgewood, a Professional Corporation 1900 Market Street, Suite 750 Philadelphia, Pennsylvania 19103 Attention: Brian Murland, Esquire Facsimile No.: (215) 735-2513

or addressed as such party may from time to time designate by written notice to the other parties. “Business Day” means a day on which commercial banks are not authorized or required by law to close in Philadelphia, Pennsylvania. Notwithstanding the foregoing, Borrower expressly agrees that computer generated late notices sent by Lender in the ordinary course of its business, shall constitute valid and sufficient notice of payment defaults when such notice is required by the Note or any other Loan Document.

23. Miscellaneous.

(a) Waiver of Notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Loan Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower. No release of any security for the Loan or one or more extensions of time for payment of the Note or any installment thereof, and no alteration, amendment or waiver of any provision of this Loan Agreement, the Note or the other Loan Documents made by agreement between Lender or any other person, shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower or any other person who may become liable for the payment of all or any part of the Loan under the Note, this Loan Agreement or the other Loan Documents.

(b) Jurisdiction; Court Proceedings. Borrower, to the fullest extent permitted by law, hereby knowingly, intentionally and voluntarily, with and upon the consultation of competent counsel, (i) submits to personal, nonexclusive jurisdiction in the Commonwealth of Pennsylvania with respect to any suit, action or proceeding by any person arising from, relating to or in connection with the Loan Documents or the Loan, (ii) agrees that any such suit, action or proceeding may be brought in any state or federal court of competent jurisdiction sitting in Philadelphia, Pennsylvania, (iii) submits to the jurisdiction of such courts, (iv) agrees that it will not bring any action, suit or proceeding in any forum other than Philadelphia, Pennsylvania (but nothing herein shall affect the right of Lender to bring any action, suit or proceeding in any other forum), (v) irrevocably agrees not to assert any objection which it may ever have to the laying of venue of any such suit, action or proceeding in any federal or state court located in Pennsylvania and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and (vi) consents and agrees to service of any summons, complaint or other legal process in any such suit, action or proceeding by registered or certified U.S. mail, postage prepaid, to Borrower, at the address for notices described herein and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

(c) Waiver of Jury Trial. BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AFTER CONSULTATION WITH COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING ANY TORT ACTION, BROUGHT BY ANY PARTY TO THE LOAN DOCUMENTS AGAINST ANY OTHER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO OR IN CONNECTION WITH THE LOAN DOCUMENTS, THE LOAN OR ANY COURSE OF CONDUCT, ACT, OMISSION, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON (INCLUDING, WITHOUT LIMITATION, SUCH PERSON’S DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH SUCH PERSON), IN CONNECTION WITH THE LOAN OR THE LOAN DOCUMENTS, INCLUDING ANY COUNTERCLAIM WHICH BORROWER OR LENDER MAY BE PERMITTED TO ASSERT THEREUNDER OR WHICH MAY BE ASSERTED BY BORROWER OR LENDER OR ITS AGENTS AGAINST THE OTHER, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THIS WAIVER BY EACH PARTY OF ITS RIGHT TO A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE OTHER TO MAKE THE LOAN.

(d)  Offsets, Counterclaims and Defenses. Borrower hereby knowingly waives the right to assert any counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against Borrower by Lender. Any assignee of the Loan Documents or any successor of Lender shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan Documents which Borrower may otherwise have against any assignor of the Loan Documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee under such Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

(e) Voluntary Agreement. BORROWER HEREBY REPRESENTS AND WARRANTS THAT BORROWER IS FULLY AWARE OF THE TERMS CONTAINED IN THE LOAN DOCUMENTS AND THAT BORROWER HAS VOLUNTARILY AND WITHOUT COERCION OR DURESS OF ANY KIND ENTERED INTO THE LOAN DOCUMENTS TO WHICH IT IS A PARTY.

(f) Waiver. Borrower hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the Loan Documents, as well as any and all benefit that might accrue to Borrower by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of such property, from attachment, levy, or sale under execution, or providing for any stay of execution, exemption from civil process, or extensions of time for payment.

(g) Time is of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder and under each of the other Loan Documents.

(h) Governing Law. The Loan transaction which is evidenced by the Note and made pursuant to this Loan Agreement has been applied for, considered, approved and made, and all of the Loan Documents have been accepted by Lender in the Commonwealth of Pennsylvania. The Loan Documents (except for the Deed of Trust, Assignment of Rents and Environmental Indemnification shall, therefore, be governed by Pennsylvania law without giving effect to the principles of conflicts of laws, except that with respect to foreclosure laws, the law of the state where the Property is located will apply, and in the event a deficiency judgment is sought under the Note, the law of the Commonwealth of Pennsylvania will apply unless as a matter of law it is determined that the law of the state where the Property is located must control deficiencies.

24. Special Provisions: Sale/Assignment of Note and Securitization.

(a) Borrower acknowledges and agrees that Lender may sell or assign all or any portion of the Loan and the Loan Documents and its rights and obligations thereunder to a bank, an affiliate of Lender or to any other person or party, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or S&P, Moody’s, Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender (collectively, the “Rating Agencies”) in connection with any such Securitization including, without limitation, to:

(i) provide additional and/or updated financial and other information provided at any time by, or on behalf of, any obligor under the Loan Documents with respect to the Property, the Collateral, Borrower, Owner, or Guarantor (collectively, the “Financial Information”), together with appropriate verification and/or consents related to the Financial Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(ii) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, Owner or Guarantor and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(iii) deliver (A) updated opinions of counsel as to due execution and enforceability with respect to the Property, Borrower, Owner or Guarantor and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion to the extent such an opinion is required by the Rating Agencies, and (B) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(iv) make such representations and warranties as of the closing date of the Securitization with respect to the collateral described in Section 2 hereof (the “Collateral”), Borrower, Owner, Guarantor, the Property and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(v) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate of the Loan), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan;

(vi) if requested by Lender, review any information regarding the Property, Borrower, Owner, Guarantors, the Collateral and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(vii) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

                    (b)    All costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 24 (including, without limitation, the fees and expenses of Borrower’s counsel) shall be paid by Borrower. Lender shall pay for costs and expenses incurred by Lender in connection with the Securitization of the Loan, including the fees and expenses of the Rating Agencies

25. Assignment and Assumption. Notwithstanding anything to the contrary set forth herein, provided the proposed date is not within sixty (60) days of a Securitization of the Loan, Borrower shall be permitted, with the prior written consent of Lender, one opportunity to (i) transfer the Property in its entirety to, and effect the related assumption of the Loan by NNN Institutional Real Estate Fund I, LP (the “Fund”) or to a newly formed entity wholly owned and controlled by the Fund (a “Replacement Borrower”), or to (ii) transfer the LLC Interests (as such term in defined in the Pledge Agreement) in their entirety to the Fund or to a newly formed entity wholly owned and controlled by the Fund (a “Transferee”), in each case provided that the Fund, the Replacement Borrower or Transferee, as applicable, meets the SPE requirements set forth on Exhibit C hereto, and further provided that each of the following terms and conditions are satisfied:

(a) no Event of Default has occurred and is continuing and no condition exists that with the passage of time or giving of notice would result in an Event of Default;

(b) Borrower shall have delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the Fund, the Replacement Borrower or the Transferee, as applicable, as Lender shall reasonably require. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of the Fund and its principals in owning and operating facilities similar to the Property, the financial strength of the Fund and its principals, the general business standing of the Fund and its principals and the Fund’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c) (i) in connection with a transfer of the Property, the Fund or the Replacement Borrower, as applicable, shall have assumed and agreed to pay the Debt as and when due and shall have assumed all other obligations of Borrower under the Loan Documents subject to the provisions of Section 12 hereof and, prior to or concurrently with the closing of such transfer, the Fund or the Replacement Borrower, as applicable, and its constituent partners, members or shareholders as Lender may require, shall have executed, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assignment and assumption and (ii) if the Fund is not sponsored and controlled by NNN Realty Advisors, Inc., and, if required by Lender, a Person affiliated with the Fund and acceptable to Lender shall have assumed the obligations of Guarantor under the Loan Documents;

(d) in connection with a transfer of the LLC Interests, the Fund or the Transferee, as applicable, shall have assumed and agreed to the obligations of the Pledge Agreement and shall have assumed all other obligations of Pledgor under the Loan Documents and, prior to or concurrently with the closing of such transfer, the Fund or the Transferee, as applicable, and its constituent partners, members or shareholders, as Lender may require, shall have executed, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assignment and assumption;

(e) Borrower and the Fund, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(f) Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to the Lender’s Title Insurance Policy and/or Owner’s Title Insurance Policy insuring that fee simple title to the Property is vested in the Fund or the Replacement Borrower, as applicable, hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g) The Fund, the Replacement Borrower or the Transferee, as applicable, shall have furnished to Lender all appropriate documents evidencing such entity’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt or the obligations Pledgor and/or Guarantor (as applicable), which documents shall include certified copies of all documents relating to the organization and formation of such entities, as applicable, and, if required by Lender, of the entities, if any, which are partners or members of the Fund. The Fund, the Replacement Borrower and the Transferee, as applicable, and such constituent partners, members or shareholders of such entity (as the case may be), as Lender shall require, shall comply with the covenants set forth in Section 8 hereof;

(h) In connection with a transfer of the Property, the Fund or Replacement Borrower, as applicable, shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 9 hereof and assign to Lender as additional security such new management agreement;

(i) The Fund, the Replacement Borrower and/or the Transferee, as applicable, shall furnish opinions of counsel satisfactory to Lender and its counsel (A) that such entity’s formation documents provide for the matters described in subparagraph (g) above, (B) (1) in connection with a transfer of the Property, that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Deed of Trust, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against the Fund or the Replacement Borrower, as applicable, in accordance with their terms and/or (2) that the assumption of the obligations of Guarantor and Pledgor have been duly authorized, executed and delivered, and that the Guaranty, Pledge Agreement and the other Loan Documents are valid, binding and enforceable in accordance with their terms, (C) that the Fund, the Replacement Borrower, or the Transferee, as applicable, and any entity which is a controlling shareholder, member or general partner of any such entity, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request;

(j) if required by Lender, Lender shall have received written confirmation from each Rating Agency rating any Securities that the transfer will not result in a downgrade, withdrawal, or qualification of any of the ratings then assigned to any of the Securities; and

(k) All expenses incurred by Lender, including legal fees and expenses incurred by Lender in connection with the approval and documentation of the transfer, pursuant to this Section 25 shall be payable by Borrower whether or not the transfer contemplated hereunder actually occurs, provided, however, that Borrower shall not be required to pay any assumption fees to Lender in connection with any such transfer.

Notwithstanding anything in this Section 25 to the contrary, the Guarantor shall not be released from its obligations under the Guaranty, the Environmental Indemnity Agreement or any other Loan Document (for purposes of this Section 25, the “Obligations”) as a result of any transfer of the Property or the LLC Interests in accordance with this section, provided however, that if the Fund meets certain net worth and liquidity requirements that are acceptable to Lender, in Lender’s sole and absolute discretion, the Fund may, upon Lender’s prior written consent, assume the Obligations whereupon the Guarantor shall be released of the Obligations.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

NNN VF FOUR RESOURCE SQUARE, LLC, a Delaware limited liability company

By:Triple Net Properties, LLC, a Virginia

limited liability company, its manager

By: /s/ Jeff Hanson [SEAL] Name: Jeff Hanson Title:	Managing Director – Real Estate

LENDER:

RAIT PARTNERSHIP, L.P., a Delaware limited

partnership

By:	RAIT General, Inc., its sole general partner
By: /s/ Scott F. Schaeffer Name: Scott F. Schaeffer Title: Co-President

SIGNATURE PAGE TO LOAN AGREEMENT